Exhibit 99.1

February 4, 2014 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter of 2013

NORTH LIBERTY, IOWA - February 4, 2014 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended December 31, 2013.

Financial Results

For the quarter, operating revenues increased 34.6% to $183.3 million from $136.2 million in the fourth quarter of 2012. Fuel surcharge revenues increased 30.3% to $36.5 million from $28.0 million in the fourth quarter of 2012. Operating income increased 8.1% to $26.7 million from $24.7 million for the fourth quarter of 2012. Net income increased 10.8% to $15.8 million compared to $14.3 million in the fourth quarter of 2012. Basic earnings per share increased 5.9% to $0.18 from $0.17 reported in the fourth quarter of 2012 on a 1.7% increase in weighted average shares outstanding mainly attributable to shares issued in the November 11, 2013 acquisition of Gordon Trucking, Inc. ("GTI"). For the quarter, the Company posted an operating ratio (operating expenses as a percentage of operating revenues) of 85.4% and an 8.6% net margin (net income as a percentage of operating revenues) compared to 81.9% and 10.5%, respectively, in the fourth quarter of 2012. Operating income for the three-month period was positively impacted by a $3.3 million increase in gains on disposal of property and equipment and a $2.3 million reduction in depreciation expense attributable to changing to the 125% declining balance method in the third quarter of 2013. As previously mentioned in the third quarter, the Company changed to 150% declining balance depreciation from historical 125% declining balance depreciation for tractors in 2009 due to lower used truck values, higher prices for new equipment, and uncertainty surrounding the reliability and resale value of tractors with 2010 emission-compliant engines. Effective, July 1, 2013, the Company changed depreciation for tractors back to the historical 125% declining balance method as a stable used equipment market supported a return to the Company's historical estimate of depreciation on tractor equipment over its expected useful life.

For the year, operating revenues increased 6.7% to $582.3 million from $545.7 million in 2012. Fuel surcharge revenues increased 5.4% to $118.4 million from $112.4 million in 2012. Operating income increased 18.3% to $112.3 million from $94.9 million for 2012. Net income increased 14.7% to $70.6 million compared to $61.5 million in 2012. Basic earnings per share increased 15.3% to $0.83 from $0.72 reported in 2012 on a 0.8% decrease in weighted average shares outstanding. For the year, the Company posted an operating ratio of 80.7% and a 12.1% net margin compared to 82.6% and 11.3%, respectively in 2012. Operating income for the year was positively impacted by a $18.2 million increase in gains on disposal of property and equipment and a $4.4 million reduction in depreciation expense attributable to changing to the 125% declining balance method in the third quarter of 2013.

In the fourth quarter of 2013, the Company's results included certain significant items related to our acquisition of GTI that are set forth in the following table ($ in thousands, except per share amounts).

Three Months Ended December 31, 2013	Income/(Loss) Before Taxes Impact	After-Tax Net (Loss)/Income Impact
Transaction expenses	$(1,044)	$(626)
Income tax accrual	(872)	(872)
Amortization of intangibles	(296)	(178)
Loss on sale of auction rate securities	(200)	(120)
Integration costs	(359)	(215)
	$(2,771)	$(2,011)
Impact on basic earnings per share		$(0.02)

As a result of the GTI acquisition, the fourth quarter results of operations for 2013 include transaction expenses of $1.0 million. The Company recorded an increase to the Company's historical deferred taxes at an expected higher state tax rate in the future due to the inclusion of GTI in combined operating results. The additional accrual was $0.9 million during the quarter, reflecting an expected 1.5 basis point increase in the Company's effective tax rate in the future. In connection with funding the GTI purchase price and subsequent payoff of GTI debt assumed, the Company liquidated the remainder of its auction rate securities, which were previously held as long-term assets. The Company recognized a loss of $0.2 million on the disposition, which was the only loss incurred in liquidating approximately $198.5 million of these illiquid securities since the first auction failure occurred in February 2008. The Company also incurred approximately $0.3 million in amortization expense associated with the definite life intangible assets recorded in connection with the GTI acquisition. Based on the preliminary allocation of intangibles, quarterly amortization expense is expected to be approximately $0.6 million during 2014. In addition the Company incurred certain transitional integration costs of $0.4 million. In total, these items negatively impacted basic earnings per share by $0.02 per share.

Contribution of Gordon Trucking, Inc. and Additional Information Concerning Acquisition of GTI

For the quarter and year, GTI's net income was accretive to the Company's earnings after taking into consideration the transaction expenses and amortization of intangibles set forth in the table above. The Company continues to anticipate future tax deductions associated with an increase in tax basis and deductible intangible assets as a result of the GTI acquisition which included an election under Internal Revenue Code Section 338(h)(10). The present value of the future tax deductions is valued at approximately $60 million. In future periods, the Company does not expect to disclose separate information concerning GTI's financial results.

During the quarter, the Company completed its preliminary allocation of the purchase price consideration among the assets of GTI. The preliminary allocation is detailed in the tables below. The final purchase price allocation remains subject to a post-closing working capital adjustment, earn-out amounts achieved (if any), and other adjustments.

ALLOCATION OF PURCHASE PRICE	(in thousands)
Cash paid (before netting $20 million cash acquired)	$130,900
Value of common stock issued (2.86 million shares)	41,100
Total consideration paid (before netting $20 million cash acquired), excluding debt assumed	$172,000

Total assets acquired net of liabilities assumed, at fair value (including $20 million cash acquired)	59,087
Identifiable intangibles to be amortized	19,042
Goodwill	93,871
Total purchase price allocation (before netting $20 million cash acquired)	$172,000

TOTAL PURCHASE PRICE CONSIDERATION	(in thousands)
Cash paid pursuant to Stock Purchase Agreement	$115,900
Cash paid pursuant to an Asset Purchase Agreement	15,000
Cash acquired included in historical book value of GTI assets and liabilities	(20,000)
Net cash paid	$110,900

Common stock issued (par value of $0.01)	$41,100
Debt assumption	148,000
$300,000
Management Comments

Michael Gerdin, Chairman, President, and CEO of the Company, commented: "Since announcing the Gordon Trucking acquisition on November 11, 2013, Heartland and GTI have been meeting with respective customer bases regarding the acquisition. Announcement of the acquisition has been positively received by customers given the significant capacity that the acquisition brings nationwide to the Company's collective customer base, as well as certain different freight offerings to the legacy customer base of Heartland. The Company remains diligent on customer service and safety, both of which have been key elements to the underlying operating fundamentals of Heartland and GTI historically. Collectively, the drivers of both organizations have received the acquisition positively and there has not been any significant change to GTI's legacy driver base as a result of the acquisition. Going forward we will be updating GTI's trailer fleet and fully integrating the operations of both companies under a single platform. During the quarter we successfully integrated our Phoenix terminal operations, which was one of the few overlapping terminal facilities as a result of the acquisition. We remained focused on the cost synergies initially targeted and will continue to work towards this goal over the next three to four years."

Balance Sheet, Liquidity, and Capital Expenditures

In connection with the GTI acquisition, the Company issued approximately $41.1 million in stock, and the balance of the consideration was comprised of approximately $111.0 million in cash and $147.9 million in assumed debt. As part of the acquisition, the Company assumed debt consisting of sixty various notes totaling $147.9 million. At December 31, 2013, the Company had $17.8 million in cash balances and $75.0 million in borrowings under the Company's $250 million unsecured line of credit. Borrowings under the line of credit bore interest at a weighted average interest rate of 0.793%. The Company had $169.5 million in available borrowing capacity on the line of credit at December 31, 2013, after consideration of outstanding letters of credit, and was in compliance with associated financial covenants. The Company ended the year with total assets of $724.8 million, net debt (total borrowing less cash on hand) of $57.2 million, and a net debt to total capitalization ratio of approximately 12.6%.

The average age of the Company's tractor fleet, including assets acquired from GTI, was 2.4 years as of December 31, 2013. Heartland's legacy tractor fleet average age was 1.9 years as of December 31, 2013 compared to 2.4 years as of December 31, 2012. GTI's average age of its tractor fleet was 3.2 years at December 31, 2013. Combined, the Company took delivery of 298 new trucks during the fourth quarter and post acquisition for the GTI fleet, which included ProStar Plus International and Freightliner Cascadia models. An additional 645 new trucks are currently scheduled to be received during the first half of 2014. The average age of the Company's trailer fleet, including assets acquired from GTI, was 4.6 years at December 31, 2013. Heartland's legacy trailer fleet average age was 3.4 years compared to 3.1 years at December 31, 2012. GTI's average age of its trailer fleet was 5.9 years at December 31, 2013. The Company currently anticipates taking delivery of 1,000 new Wabash dry van trailers during 2014 to replace GTI's 2007 and older dry van trailers. In future periods, the Company does not expect to report separate information for Heartland Express and GTI equipment.

Net cash flows from operations continued to be strong at 18.8% of operating revenues during 2013 or $109.7 million. The main uses of cash were the acquisition of GTI and subsequent retirement of GTI debt obligations of $258.8 million, net capital expenditures for the year of $42.9 million, and dividends of $6.9 million. These expenditures were offset in part by cash receipts from calls and sales of investments of $21.1 million and net line of credit borrowings of $75.0 million. The Company ended the year with a return on total assets of 12.4% and a 20.5% return on equity compared to 11.6% and 17.7%, respectively, during 2012.

During 2013 the Company continued its commitment to our stockholders through the payment of cash dividends. Dividends of $0.08 per share were declared and paid during the year. The Company has now paid cumulative cash dividends of $443.4 million, including three special dividends, over the past forty-two consecutive quarters. The Company did not repurchase any common stock during 2013.

Other Information

Heartland Express and GTI have had a long history of offering safe, high-quality service to their respective customer bases. During the year Heartland received seventeen customer service and safety awards reflecting this commitment. In addition to the sixteen previously announced awards during 2013, we were recently recognized with the 2013 FedEx Smart Post Service Award. During 2013, GTI received ten customer service and safety awards. These awards include the Chep Dedicated Carrier of the Year 2012, Georgia Pacific Consumer Products Carrier of the Year 2012, PepsiCo/Gatorade Carrier of the Year 2012, as well as seven individual safety awards from the Truckload Carriers Association, the American Trucking Association, the California Trucking Association, the Washington State Patrol, and the Oregon Trucking Association. These awards are a direct reflection upon our combined safety and operational excellence which starts with our outstanding group of drivers.

We invite you to submit questions regarding the periods' performance and GTI acquisition to investorrelations@heartlandexpress.com. Questions will be accepted until 7:00 p.m. EST today, Tuesday, February 4, 2014. Although not customary practice, management will host a conference call on Wednesday morning, February 5, 2014, at 10:00 a.m. EST where Heartland's management team will answer questions previously submitted. Time permitting, the Company will address additional questions on the call. The dial-in number for the call is (866) 710-0179, access code 76931.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
OPERATING REVENUE	$183,348	$136,193	$582,257	$545,745

OPERATING EXPENSES:
Salaries, wages, and benefits	$57,644	$41,216	$178,736	$167,073
Rent and purchased transportation	9,073	1,521	12,808	6,273
Fuel	51,439	42,722	172,315	168,981
Operations and maintenance	8,089	6,911	22,345	25,282
Operating taxes and licenses	3,660	2,249	10,516	8,694
Insurance and claims	5,267	3,608	14,888	14,906
Communications and utilities	1,313	704	3,552	2,953
Depreciation and amortization	21,795	14,974	68,908	57,158
Other operating expenses	7,320	3,256	19,157	14,633
Gain on disposal of property and equipment	(8,972)	(5,676)	(33,270)	(15,109)

	156,628	111,485	469,955	450,844

Operating income	26,720	24,708	112,302	94,901

Interest income	84	174	462	674

Interest expense	(208)	—	(208)	—

Income before income taxes	26,596	24,882	112,556	95,575

Federal and state income taxes	10,754	10,590	41,974	34,034

Net income	$15,842	$14,292	$70,582	$61,541

Earnings per share
Basic	$0.18	$0.17	$0.83	$0.72
Diluted	$0.18	$0.17	$0.83	$0.71

Weighted average shares outstanding
Basic	86,425	85,010	85,209	85,892
Diluted	86,629	85,287	85,441	86,201

Dividends declared per share	$0.02	$1.02	$0.08	$1.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2013	2012
CURRENT ASSETS
Cash and cash equivalents	$17,763	$119,838
Trade receivables, net	84,400	46,555
Prepaid tires	6,999	6,603
Prepaid shop supplies	4,194	—
Other current assets	11,061	2,281
Income tax receivable	5,706	2,351
Deferred income taxes, net	14,177	13,797
Total current assets	144,300	191,425

PROPERTY AND EQUIPMENT	622,864	432,330
Less accumulated depreciation	173,605	189,959
	449,259	242,371
LONG-TERM INVESTMENTS	—	20,016
GOODWILL	98,686	4,815
OTHER INTANGIBLES, NET	18,746	—
OTHER ASSETS	13,850	9,110
	$724,841	$467,737
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$26,912	$7,583
Compensation and benefits	28,084	16,409
Insurance accruals	20,945	13,924
Other accruals	12,627	7,439
Total current liabilities	88,568	45,355
LONG-TERM LIABILITIES
Income taxes payable	20,089	23,122
Long-term debt	75,000	—
Deferred income taxes, net	61,948	51,306
Insurance accruals less current portion	67,965	57,590
Other long-term liabilities	13,618	—
Total long-term liabilities	238,620	132,018
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2013 and 2012; outstanding 87,705 and 84,770 in 2013 and 2012, respectively	907	907
Additional paid-in capital	5,897	2,968
Retained earnings	432,034	368,313
Treasury stock, at cost; 2,984 and 5,919 shares in 2013 and 2012, respectively	(41,185)	(80,540)
Accumulated other comprehensive loss	—	(1,284)
	397,653	290,364
	$724,841	$467,737